Exhibit 99.1

Information Relating to Part II.

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with the offer and sale by Cabot Corporation of $350 million aggregate principal amount of 4.950% notes due 2029, registered pursuant to an automatically effective shelf registration statement on Form S-3ASR (Registration No. 333-276078) that was filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2023, other than underwriting discounts and commissions, are set forth in the following table. All amounts are estimated except the SEC registration fee under the Securities Act of 1933, as amended (the “Securities Act”).

SEC registration fee under the Securities Act	$48,332
Legal fees and expenses	$300,000
Rating agency fees	$586,250
Accounting fees and expenses	$110,000
Trustee fees and expenses	$4,500
Printing and engraving expenses	$25,000
Miscellaneous	$5,918

Total	$1,080,000